Exhibit (a)(1)(A)

RIMAGE CORPORATION

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

August 6, 2013

RIMAGE CORPORATION
Offer to Exchange
Certain Outstanding Options for New Options

This offer and withdrawal rights will expire at 1:00 p.m., Central Daylight Time, on
September 3, 2013 unless we extend them

          Rimage Corporation (“Rimage,” the “Company,” “we,” “our,” or “us”) is offering certain active non-executive employees the opportunity to exchange outstanding options that were granted before September 4, 2012 and have an exercise price of $13.50 per share or higher for new options with an exercise price per share equal to the fair market value on the exchange date, which will be the first business day after this offer expires. We refer to this offer to exchange eligible stock options for new options as the “offer.” The offer is described in an subject to the terms and conditions set forth in this document and the other documents we may refer you to, all of which together are referred to as the “Offer to Exchange.”

          For purposes of this offer, the term “option” generally refers to an option to purchase one (1) share of our common stock. For example, an option agreement that confers the right to purchase 1,000 shares generally is referred to as “1,000 options.”

          This is not a one-for-one exchange. Instead, eligible employees participating in the Offer will receive a lesser number of new options. The number of new options will be determined by applying exchange ratios set forth in this offer. The exchange ratios are calculated on an approximate “value-for-value” basis, meaning that the exchange ratios are intended to result in the grant of new options with an aggregate fair value approximately equal to the aggregate fair value of the eligible options they replace (calculated as of the time we set the exchange ratios). As explained in this Offer to Exchange, we may adjust the exchange ratios not less than two business days prior to the expiration of the offer.

          The new options will have an exercise price equal to the closing price of Rimage common stock on the date the new options are granted. The grant date will be the same day as the exchange date when tendered eligible options will be surrendered and cancelled. The exchange date will be the first business day following the expiration of this offer. Based upon the expected expiration date of the offer, which we expect to be September 3, 2013, we expect the grant date and exchange date to be September 4, 2013. If the offer and withdrawal rights are extended beyond September 3, 2013, the exchange date will be similarly extended. We expect the exercise price for the new options to be lower than the exercise price of the eligible options surrendered for exchange, but there can be no assurance that that will be the case.

          The new options, which will be issued under and subject to the terms of our Second Amended and Restated 2007 Stock Incentive Plan (the “2007 Plan”), will all expire on the later of (i) the expiration date of the surrendered options for which they were exchanged and (ii) the third anniversary of the exchange date, which we expect to be September 4, 2016, subject to earlier expiration upon termination of your services with Rimage.

          New options granted in the option exchange will not be vested on their date of grant regardless of whether the surrendered option was fully vested. The new options granted to employees under this offer will not vest at all until the first anniversary of the date of grant. At that time, each new option granted will then vest as to that portion of the underlying shares that would be vested under the original vesting schedule of the eligible options that had been exchanged. Your participation in this offer is not a guarantee or promise of continued service with Rimage.

          Our common stock is traded on the NASDAQ Global Market under the symbol “RIMG.” On August 1, 2013, the closing price of our common stock was $9.15 per share. You should evaluate the risks related to this offer, our business, and our common stock, and review current market prices for our common stock, among other factors, before deciding to participate in this offer.

          See the “Risks of Participating in the Offer” section below for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

          If you choose to participate in the offer, you must complete an Election Form and deliver it to Rimage by e-mail to optionexchange@rimage.com (attaching a PDF or similar imaged document file of your Election Form) before 1:00 p.m., Central Daylight Time, on September 3, 2013. If, after completing and delivering an Election Form, you wish to make changes to your election, you can submit a new Election Form. If, after completing and delivering an Election Form, you wish to withdraw your Election Form completely, you can submit a Withdrawal Form. All Election Forms and Withdrawal Forms must be completed and delivered before 1:00 p.m., Central Daylight Time, on September 3, 2013.

          In order to document delivery of Election Forms and Withdrawal Forms as well as the delivery-time, only e-mail deliveries will be accepted. We will not accept delivery of Election Forms or Withdrawal Forms by any other means, including by fax, by hand, by interoffice or U.S. mail (or other post) or by Federal Express (or similar delivery service).

          Only Election Forms and Withdrawal Forms that are complete and received by the deadline will be accepted. Election Forms and Withdrawal Forms that are received after the deadline will not be accepted. The delivery of Election Forms is at your risk. It is your responsibility to confirm that your Election Form or Withdrawal Form has been received and processed.

          We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors. You should direct all questions about this offer and requests for additional copies of this Offer to Exchange and the other option exchange documents to optionexchange@rimage.com.

          You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information or to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your eligible options pursuant to the offer. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

          Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or non-U.S. securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

          Nothing in this Offer to Exchange should be considered as a contract or guarantee of employment, wages or compensation. The employment relationship between Rimage and each employee remains “at will” subject to any employment agreements that we may have with our executive officers. The grant of an option under this Offer to Exchange does not in any way obligate Rimage to grant additional options or offer further opportunities to participate in any offer to exchange at any future time.

This document constitutes part of the prospectus relating to our Second Amended and Restated 2007 Stock Incentive Plan and
our Amended and Restated 1992 Stock Option Plan, as amended, covering securities that have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS		2

RISKS OF PARTICIPATING IN THE OFFER		11

THE OFFER		14

1.	Purposes of the offer	14

2.	Eligible employees; eligible options	15

3.	Number of new options	16

4.	Expiration date	17

5.	Procedures for electing to exchange options	17

6.	Withdrawal rights and change of election	18

7.	Acceptance of options for exchange and grant of new options	19

8.	Conditions of the offer	19

9.	Price range of shares underlying the options	21

10.	Source and amount of consideration; terms of new options	22

11.	Information concerning Rimage	25

12.	Interests of executive officers and directors; transactions and arrangements concerning the options	29

13.	Status of options acquired by us in the offer; accounting consequences of the offer	31

14.	Legal matters; regulatory approvals	31

15.	Material income tax consequences	32

16.	Extension of offer; termination; amendment	33

17.	Fees and expenses	34

18.	Additional information	34

19.	Miscellaneous	35

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

          The following are answers to some of the questions that you may have about this offer. You should carefully read (1) this entire Offer to Exchange, (2) the related Cover Letter to eligible employees from Sherman L. Black, dated August 6, 2013; (3) the Election Form and the Election Form Instructions; and (4) the Withdrawal Form and the Withdrawal Form Instructions. This offer is made subject to the terms and conditions of these documents as they may be amended.

          The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the offer?

A1.

This offer is a one-time opportunity for eligible employees to exchange their underwater options for new options with an exercise price equal to the fair market value of the shares of the Company’s common stock on the exchange date, which is expected to be September 3, 2013. The fair market value of our shares on August 1, 2013 was $9.15, which was the closing price of the shares on that day as reported by NASDAQ. Participation in the option exchange is voluntary.

The following are some terms that are frequently used in this Offer to Exchange.

TERMS USED IN THIS OFFER TO EXCHANGE:

•

“eligible employee” refers to any person who is an employee (including an employee on an approved leave of absence) of Rimage or any of its subsidiaries as of the commencement of the offer and who remains an employee through the grant date of the new options, but does not include any person that is an executive officer of Rimage.

•

“eligible options” refers to options that (i) have an exercise price greater than or equal to $13.50 per share, (ii) were granted under our Amended and Restated 1992 Stock Option Plan, as amended (the “1992 Plan”) or the 2007 Plan prior to September 4, 2012 and (iii) remain outstanding and unexercised as of the expiration date, whether vested or unvested.

•

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on August 6, 2013 and we expect it to end at 1:00 p.m., Central Daylight Time, on September 3, 2013.

•

“expiration date” refers to the date that this offer expires. This offer will expire at 1:00 p.m., Central Daylight Time, on the expiration date. We expect that the expiration date will be September 3, 2013. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the date on which the extended offer expires.

•

“exchange date” is the date when exchanged options will be surrendered and cancelled and new options will be granted. We expect that the exchange date will be September 4, 2013. The exchange date will be one business day after the expiration date. If the expiration date is extended, then the exchange date will be similarly extended.

•	“exchanged options” refers to all options that you surrendered for exchange pursuant to this offer.

•

“new options” refers to the options to purchase shares of the Company’s common stock that are granted to you, replacing the exchanged options, pursuant to this offer. The new options will be granted on the exchange date. New options will be issued under the 2007 Plan and will be subject to the terms and conditions of the 2007 Plan as well as a stock option agreement between you and Rimage.

•	“business day” refers to any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central Daylight Time.

Q2.	Who may participate in this offer?

A2.

You are eligible to participate in this offer if you are an employee (including an employee on an approved leave of absence) of Rimage or any of its subsidiaries as of the commencement of the offer and who remains an employee through the grant date of the new options. However, you are not eligible if you are an executive officer of Rimage. Former employees, retirees, directors and consultants or independent contractors are not eligible to participate in the offer. (See Section 2)

Q3.	Which options are eligible?

A3.

Eligible options are those options that have an exercise price greater than or equal to $13.50 per share that were granted prior to September 4, 2012 and remain outstanding and unexercised as of the expiration date. The Election Form sent to you includes a list that identifies your outstanding options and indicates which of these outstanding options are eligible options. (See Section 2)

Q4.	What is the expected timeline of the offer?

A4.	We currently expect the timeline of the offer to be:

May 21, 2013	Rimage shareholders approved amendments to the 2007 Plan and 1992 Plan to permit the offer.

July 22, 2013	Compensation Committee of the Rimage Board of Directors determined the exchange ratios based on an estimated fair value of the new options (subject to adjustment as described in Question 5).

August 6, 2013	Offer begins.

September 3, 2013	Offer ends at 1:00 p.m. Central Daylight Time, unless the offer is extended.

September 4, 2013	New options to be granted and determination of exercise price of new options based on the closing price of our common stock reported by NASDAQ, unless the offer is extended.

Q5.	Why is Rimage making this offer?

A5.

We believe that offering meaningful equity grants to our non-executive employees is a critical component of our compensation program and that options are an effective vehicle to recruit, motivate and retain non-executive employees. Since underwater options (meaning options with an exercise price that is significantly greater than our current trading price) are perceived by non-executive employees as having little or no value, we believe that they are not an effective incentive to motivate and retain our non-executive employees and that they negatively affect the competitiveness of our compensation programs. In addition, although these options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, we are required to continue to record stock-based compensation expense against our earnings through the end of their respective vesting periods. Furthermore, while they remain outstanding, the options will continue to be shares that we may be obligated to issue in the future, representing potential dilution to shareholders’ interests for up to their full term. We believe the offer will create retention and incentive for existing non-executive employees, maximize the return on the stock option expense we incur and reduce the overhang of our outstanding options. (See Section 1)

Q6.	When will the new options be granted?

A6.

We will grant the new options on the exchange date. The exchange date will be one business day after the expiration date. We expect the exchange date will be September 4, 2013 based upon the currently anticipated expiration date of September 3, 2013. If the expiration date is extended, the exchange date will be similarly delayed. (See Section 7)

Q7.	How many new options will I receive for the options that I exchange?

A7.

The offer is not a one-for-one exchange. Eligible employees surrendering outstanding eligible options will receive new options that are unvested and that, once vested, will be exercisable for a lesser number of shares of common stock with an exercise price equal to the closing price of our common stock as reported by NASDAQ on the grant date of the new option. New options will be granted under the 2007 Plan.

Because the offer is intended to be approximately “value-for-value” at the time that we set the exchange ratios, the exchange ratios for eligible options are based on their exercise prices and maturities, such that the value of new options you will receive approximates the value of eligible options that you exchange for them. The value of both eligible options and new options is calculated at the time we set the exchange ratios using the Black-Scholes option pricing model, a widely accepted option valuation model. Because we do not grant options to purchase fractional shares, the number of shares underlying a new option will be rounded down after application of the exchange ratios.

Because options with different exercise prices and expiration dates have different Black-Scholes values, different grants will have different exchange ratios. The exchange ratios below show you the ratio of eligible options to new options. The exercise price of each eligible option is the exercise price set forth in the option agreement for such option.

Per Share Exercise Price of Eligible Option	Exchange Ratio
$13.50 to $14.99	3.40 to 1
$15.00 to $17.99	5.00 to 1
$18.00 to $19.99	15.40 to 1
$20.00 and greater	29.20 to 1

In addition, the exchange ratio applicable to each of your eligible options and the corresponding number of new options that may be granted in exchange for each of your eligible options is set forth on your personalized Election Form.

Please note: The exchange ratios apply to each of your option grants separately. This means that the various options you have received may have different exchange ratios, depending upon the exercise price of each of the options.

Example: An option to purchase 6,250 shares at an exercise price of $18.75 per share could be exchanged for a new option to purchase 405 shares. This is equal to 6,250 divided by 15.40 (because the exchange ratio for an option with an exercise price of $18.75 is 15.40 to 1), with the result rounded down to the nearest whole number. (See Section 3)

If there is significant movement in the price of Rimage’s common stock or other Black-Scholes input variables after the offer commences, we may need to adjust the exchange ratios toward the end of the offer period to avoid generating significant incremental accounting expense in connection with the grant of new options. If we adjust the exchange ratios, we will give you notice of the adjustment not less than two business days prior to the expiration of the offer and, if necessary, we will extend the expiration date of the offer so that you will have at least 10 business days to consider the revised exchange ratios before the offer expires.

Q8.	What will be the exercise price of my new options?

A8.

The exercise price of new options will be the per share closing price of the Company’s common stock, as reported by NASDAQ, on the exchange date, which we expect to be September 4, 2013. (See Section 10)

If the market price of our common stock increases before the exchange date, the new options you receive in the offer for your exchanged options may have a higher exercise price than some or all of your exchanged options.

Q9.	When will my new options expire?

A9.

Your new options will expire on the later of (i) the expiration date of the eligible options for which they were exchanged or (ii) the third anniversary of the exchange date, which we expect to be September 4, 2016, subject to earlier expiration upon termination of your services with Rimage. (See Section 10)

Q10.	When will my new options vest and be exercisable?

A10.	New options will be issued and outstanding immediately upon grant, but subject to additional vesting requirements.

Each new option will not vest at all until the first anniversary of the date of grant. At that time, each new option will then vest as to that portion of the underlying shares that would be vested under the original vesting schedule of the eligible options that had been exchanged. After the first anniversary of the date of grant, any shares that remain unvested will continue to vest in accordance with the original vesting schedule of the eligible options that had been exchanged. By way of example, if an eligible option is subject to vesting in equal installments on the first four anniversaries of the date of grant and it is 50% vested as of the date it was validly tendered and accepted by us, then the new option will vest as follows: on the first anniversary of the date of grant it will vest as to 75% of the underlying shares (50% plus an additional 25% that would have vested on the anniversary following the grant date under the original terms of the eligible option), and the remaining 25% will vest in on the original vesting date of the exchanged eligible option.

If your service with us terminates (for any reason or no reason) before all or some of your new options vest, your unvested new options will expire and may not be exercised. (See Section 10)

Q11.	What kind of options will the new options be?

A11.

All new options will be non-statutory stock options, even if your exchanged options were classified as incentive stock options. We recommend that you read the tax discussion in Section 15 of this Offer to Exchange and discuss the personal tax consequences of non-statutory stock options with your financial, legal and/or tax advisors. (See Section 15)

Q12.	Will I receive a stock option agreement for the new options?

A12.

Yes. All new options will be subject to an Option Agreement (the “Option Agreement”) between you and Rimage. The new Option Agreement will reflect the terms and conditions described above (including the number of options, the exercise price, expiration, vesting and type of option), as well as other terms and conditions that are substantially similar to the stock option agreements for the eligible options. The new options will be governed by the new Option Agreement and the 2007 Plan. Copies of the form of Option Agreement and the 2007 Plan are listed as exhibits (or incorporated by reference to prior filings with the SEC) to the Schedule TO with which this Offer to Exchange has been filed and are available upon request from the Company, free of charge. (See Section 10)

Q13.	Are Rimage’s executive officers or members of its board of directors eligible to participate?

A13.	No, neither Rimage’s executive officers nor members of the Rimage board of directors are eligible to participate in this offer

Q14.	Am I required to participate in this offer and exchange my options?

A14.	No. Participation in this offer is completely voluntary. (See Section 2)

Q15.	If I participate in this offer, do I have to exchange all of my eligible options?

A15.

No. You may pick and choose which of your eligible options you wish to exchange. If you decide to participate in this offer, you must elect to exchange all options subject to a particular eligible option grant that you choose to exchange. This means that you may not elect to exchange only some of the options covered by any particular option grant. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant. (See Section 2)

Q16.	What happens if I have an option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A16.

If you have an option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that option, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not an eligible employee may not be exchanged in this offer, even if legal title to that portion of the option is held by you and you are an eligible employee.

For instance, if you are an eligible employee and you hold an option to purchase 2,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 1,000 shares, then you may elect to exchange the portion of the option that you beneficially own covering the outstanding 500 shares, or you may elect not to participate in the offer at all with respect to this option. This is your only choice with respect to this option. (See Section 2)

Q17.	How do I participate in this offer?

A17.

If you choose to participate in this offer, you must properly complete and deliver the Election Form to us before 1:00 p.m., Central Daylight Time, on September 3, 2013, unless the offer is extended. All Election Forms must be delivered to us via e-mail to optionexchange@rimage.com (attaching a PDF or similar imaged document file of your Election Form). If, after completing and delivering an Election Form, you wish to make changes to your election, you can submit a new Election Form. If, after completing and delivering an Election Form, you wish to withdraw your Election Form completely, you can submit a Withdrawal Form. All Election Forms and Withdrawal Forms must be completed and delivered before 1:00 p.m., Central Daylight Time, on September 3, 2013.

In order to document delivery and the delivery-time, only Election Forms and Withdrawal Forms delivered by e-mail to optionexchange@rimage.com will be accepted.

THERE ARE NO OTHER ACCEPTABLE METHODS OF DELIVERY.

To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, the Election Form provided to you includes a list that identifies your outstanding options, indicates which of these outstanding options are eligible options and also indicates how many new options you will receive if you elect to exchange your eligible options. If your Election Form does not include a list of your outstanding options or you are concerned that the list is inaccurate in any way, please email us at optionexchange@rimage.com. (See Section 2)

You should note that if you want to exchange any eligible options in this offer, you must exchange all of your options received in the same option grant. If you received options in more than one option grant, you may choose to exchange or not to exchange all of the options in any given option grant.

This is a one-time offer, and we will strictly enforce the offer period. If you fail to properly submit your Election Form by the deadline, you will not be permitted to participate in the offer.

We reserve the right to reject any options tendered for exchange within the offer period that we determine were not properly submitted or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options on the first business day after the expiration of this offer. (See Section 5)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 8:00 a.m., Central Daylight Time, on the first business day following the previously scheduled expiration date. (See Section 16)

The delivery of the Election Form and any other documents is at your risk. It is your responsibility to confirm that we have received and processed your Election Form. Only forms that are properly completed and actually delivered to us by email at optionexchange@rimage.com before the deadline will be accepted. We will not accept delivery of Election Forms by any other means, including by fax, by hand, by interoffice or U.S. mail (or other post) or by Federal Express (or similar delivery service). (See Section 5)

Q18.	How does Rimage determine whether an option has been properly tendered for exchange pursuant to this offer?

A18.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options for exchange. Our determination of these matters will be final and binding on all persons. We reserve the right to reject any Election Form or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any Election Form and we will not incur any liability for failure to give any notice. (See Section 5)

Q19.	Are there circumstances under which I would not be granted new options?

A19.

Yes. If your service as an employee terminates (for any reason or no reason) prior to the grant date of the new options, you will not receive any new options. Instead, you will keep your current eligible options and they will continue to be governed by their terms, including as to exercise price, vesting and termination. (See Section 2)

If you are an employee of Rimage, the offer does not change the “at-will” nature of your employment, and your employment may be terminated by us or you at any time, including prior to the expiration date, for any reason, with or without cause.

Moreover, even if we accept your eligible options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in the SEC or NASDAQ rules. We do not anticipate any such prohibitions at this time. (See Section 14)

In addition, if you hold an option that expires after the commencement of this offer, but before the expiration date of the offer, that particular option is not eligible for exchange. As a result, if you hold options that expire before the currently scheduled expiration date or, if we extend the offer period such that the expiration date is a later date and you hold options that expire before the rescheduled expiration date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 16)

Q20.	Once I have delivered my completed Election Form, is there anything else I must do?

A20.

Yes. Assuming we accept your eligible options for exchange and all other applicable conditions are satisfied, we will cancel your exchanged options and grant your new options on the exchange date, which will be the first business day after the expiration of the offer.

Once granted, the new options will be subject to a new Option Agreement. You will have to accept your new Option Agreement as instructed before you will be able to exercise your new options. (See Section 10)

Q21.	Will I be required to give up all of my rights under the exchanged options?

A21.

Yes. Once we have accepted your exchanged options and cancelled them you will no longer have any rights under those options. We intend to cancel all exchanged options on the same business day as the exchange date, which we expect will be September 4, 2013. (See Section 7)

Q22.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A22.

If you choose not to participate or your options are not accepted for exchange, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule and (iv) retain all of the other terms and conditions as set forth in the relevant agreement related to such stock option grant. (See Section 1)

Q23.	Will I have to pay taxes if I participate in the offer?

A23.

We believe that option holders who exchange outstanding options for new options will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange and we will treat the exchange as a non-taxable exchange. Please see Section 15 for a reminder of the general tax consequences associated with options. (See Section 15)

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer.

Q24.	Are there any conditions to this offer?

A24.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 8 of this Offer to Exchange.

If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. The offer is not conditioned upon a minimum aggregate number of options being elected for exchange. (See Section 8)

Q25.	If you extend the offer, how will you notify me?

A25.

If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 8:00 a.m., Central Daylight Time, on the first business day following the previously scheduled expiration date. (See Section 16)

Q26.	After the exchange date, what happens if my options end up underwater again?

A26.

We are conducting this offer at this time due to the fact nearly half of the stock options held by our employees are currently underwater. This is a one-time offer that we do not expect to make again. We provide no assurance as to the price of our common stock at any time in the future. (See Section 1)

Q27.	How will you notify me if the offer is changed?

A27.

If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 8:00 a.m., Central Daylight Time, on the first business day following the date on which we change the offer. (See Section 16)

Q28.	Can I change my mind and withdraw from this offer?

A28.

Yes. You may change your mind after you have submitted an Election Form and withdraw some or all of your elected options from the offer at any time before the expiration date, provided that if you want to withdraw any options, you must withdraw all of your options received in the same option grant. If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Form we receive before the expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 12:59 p.m., Central Daylight Time, on September 3, 2013 you may withdraw your options at any time thereafter. (See Section 6)

Q29.	Can I change my mind about which options I want to exchange?

A29.

Yes. You may change your mind after you have submitted an Election Form and change the options you elect to exchange at any time before the expiration date. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional eligible options, or you may choose to exchange fewer options, provided that if you want to exchange any options, you must exchange all of your options received in the same option grant. You may change your mind as many times as you wish, but you will be bound by the last properly completed and submitted Election Form we receive before the expiration date. Please be sure that any new Election Form you submit includes all the options with respect to which you want to accept this offer and is clearly dated after your last-submitted Election Form. (See Section 6)

Q30.	How do I change or withdraw an election?

A30.

If after completing and delivering an Election Form, you wish to make changes to your election, you can submit a new Election Form. If after completing and delivering an Election Form, you wish to withdraw your Election Form completely, you can submit a Withdrawal Form. To change or withdraw any prior election, you must properly complete a New Election Form or a Withdrawal Form and deliver it to us via e-mail to optionexchange@rimage.com (attaching a PDF or similar imaged document file of your Election Form or Withdrawal Form) before the expiration date. (See Section 6)

After the deadline to withdraw or change your executed Election Form has passed, you will not be permitted to withdraw or change your election.

Q31.	What if I withdraw my election and then decide again that I want to participate in this offer?

A31.

If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new, properly completed Election Form via e-mail to optionexchange@rimage.com (attaching a PDF or similar imaged document file of your Election Form) before the expiration date. (See A16 above and Section 5)

Q32.	Are you making any recommendation as to whether I should exchange my eligible options?

A32.

No. Although our board of directors has approved the offer, neither the board of directors nor Rimage is making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many eligible employees. The program does carry risk (see the “Risks of Participating in the Offer” section below), and there are no guarantees that you would not ultimately receive greater value from your eligible options than from the new options you will receive in the exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor. (See Section 1 and Section 15)

Q33.	How can I ask any questions I have about the offer, or if I need additional copies of the offer documents?

A33.

If you have any questions about this offer, or if you need additional copies of this Offer to Exchange or any of the other documents relating to this offer, please contact us by e-mail at optionexchange@rimage.com. You may also contact our Chief Financial Officer, James R. Stewart by e-mail or by dialing his extension. (See Section 18)

RISKS OF PARTICIPATING IN THE OFFER

          Participating in the offer involves a number of risks and uncertainties. Conversely, there are risks associated with keeping your eligible options and electing not to exchange them in the offer. We describe some of those risks below. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, is incorporated by reference into the offer.

          You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences of the offer, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the offer.

          Portions of this Offer to Exchange (including information incorporated by reference) contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based on current expectations, estimates, forecasts and projections about us, our future performance and the industries in which we operate as well as on our management’s assumptions and beliefs. Statements that contain words like “expects,” “anticipates,” “may,” “will,” “targets,” “projects,” “intends,” “plans,” “ guidance”, “believes,” “seeks,” “estimates,” or variations of such words and similar expressions are forward-looking statements. In addition, any statements that refer to trends in our businesses, future financial results, and our liquidity and business plans are forward-looking statements. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. The most significant of these risks, uncertainties and other factors are described in this Offer to Exchange and in our SEC filings referenced in first paragraph of this section. Our actual results may differ materially and adversely from those expressed in any forward-looking statements. Forward-looking statements made in connection with the offer are not subject to the safe harbor protections under the Private Securities Litigation Reform Act of 1995

          We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange or in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q. In addition, the safe harbor protections for forward-looking statements contained in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, do not apply to any forward-looking statements we make in connection with the Offer to Exchange, including any forward-looking statements incorporated herein by reference from our Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

          The following discussion should be read in conjunction with the summary consolidated financial information and selected unaudited consolidated financial information included in Section 11, as well as our financial statements and notes to the financial statements included in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q referred to above. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Your new options must vest over time, and as a result, you may not receive the full benefit of the exchange.

          Whether or not your eligible options already are vested, your new options are subject to a vesting schedule. If you do not remain an employee, through the applicable vesting dates, you will not be able to exercise the unvested options and you will forfeit the then-unvested portion of your new option, even if the eligible options surrendered in the offer were vested at the time of such exchange. In addition, the price of the Company’s common stock is highly volatile. The stock price may be higher during the vesting period when you are unable to exercise all or some of your options than during the period of time in which you can exercise your options. As a result, you may not receive the highest possible value (or any value) for your new options because you are unable to exercise these options prior to vesting.

          Nothing in the offer should be construed to confer upon you the right to remain an employee of Rimage or any of its subsidiaries. The terms of your employment remain unchanged. We cannot provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new options or thereafter.

The exercise price of your new options could be higher than the exercise price of the options you exchange in the offer.

          On August 1, 2013, the closing price of our common stock was $9.15 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices and we cannot predict what the closing price of our common stock will be on the exchange date, which will be the exercise price per share of all of the new options. The price of the Company’s common stock is highly volatile. You should evaluate current market prices for our common stock, among other factors, before deciding whether or not to accept this offer.

If the trading price of our common stock decreases after the grant date of the new options, you will not be able to realize any gain from the exercise of your new options.

          The exercise price per share of all new options will be equal to the closing price of our common stock as reported by NASDAQ on the grant date. If the trading price of our common stock decreases after the grant date, the exercise price of your new options will be greater than the trading price of our common stock, and you will not be able to realize any gain from the exercise of your new options. There can be no assurance that the price of our common stock will increase after the grant date of the new options.

If the price of our common stock increases over time, the value of the new options that you receive in the offer may ultimately be less than the value of the eligible options that you surrendered in the exchange.

          We have designed the offer to make the granting of the new options approximately accounting expense neutral to the Company. The exchange ratios being used in the offer are designed to result in the fair value, using standard valuation techniques, of the new options being approximately equal to the fair value of the eligible options that are surrendered for exchange (based on valuation assumptions made when the offer to exchange commences and subject to adjustment not less than two business days prior to the expiration of the offer). As a result, you will be issued a fewer number of new options than the number of your eligible options you surrender for exchange.

          Because you will receive a fewer number of new options in the offer than the number of your eligible options you surrender for exchange, it is possible that, at some point in the future, your surrendered eligible options would have been economically more valuable than the new options granted in the offer.

          For example, assume, for illustrative purposes only, that you are a eligible employee holding 10,000 eligible options which have an exercise price of $16.00 per share and you successfully surrender these eligible options for exchange. Based on the exchange ratio of 5.00 to 1.00 for such options, you would receive 2,000 new options. Assume the exercise price of these new options is $9.00 per share, and two years after the exchange date the price of our common stock had increased to $19.00 per share. Under this example, if you had kept your surrendered eligible options, exercised all of those eligible options and sold all 10,000 of the shares you received upon exercise at $19.00 per share, you would have realized a pre-tax gain of $30,000 (i.e., 10,000 options multiplied by $3.00, the difference between the $19.00 market price and the $16.00 exercise price), but if you exchanged your eligible options for new options, exercised all of the new options and sold the 2,000 shares you received upon exercise of the new options, you would only realize a pre-tax gain of $20,000 (i.e., 2,000 options multiplied by a $10.00 difference between the $19.00 market price and the $9.00 exercise price).

The exchange ratios used in the offer may not accurately reflect the value of your eligible options and/or new options at the time of their exchange.

          The calculation of the exchange ratios for the eligible options in the offer was based on a valuation method that we apply for accounting purposes and that relies on numerous assumptions. If a different method or different assumptions had been used, or if the exchange ratios had been calculated as of a different date, the exchange ratio for an eligible option may have varied from the applicable exchange ratio reflected in the offer. The valuation method that we used for establishing the exchange ratios is designed to estimate a fair value of options as of the date the exchange ratios were calculated and is not a prediction of the future value that might be realized through eligible options or new options. Furthermore, because we do not grant options to purchase fractional shares, the number of shares underlying a new option will be rounded down after application of the exchange ratios.

If we are acquired by or merge with another company, your new options could be worth less than your exchanged options.

          A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment terminates for any reason before your new options vest, you will not receive any value from your new options.

Exercise of the new options or sale of shares underlying the new options will have federal income tax consequences to you.

          We believe that option holders who exchange outstanding options for new options will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange and we will treat the exchange as a non-taxable exchange. However, you generally will have taxable ordinary income when you exercise your new options, at which time Rimage also will have a tax withholding obligation. The Company will satisfy all tax withholding obligations in the manner specified in your new Option Agreement. You also may have taxable capital gains when you sell the shares underlying the new options. Please see Section 15 of this Offer to Exchange for a reminder of the general tax consequences associated with options.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax, social insurance, or other consequences of participating in the Offer.

          If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance, or other consequences that may apply to you. You are encouraged to consult your own legal counsel, accountant, financial and/or tax advisor(s) to discuss these consequences.

THE OFFER

1.	Purposes of the offer

The primary purposes of this offer are to:

•

Restore the Full Range of Retention and Motivation Incentives. Many companies, especially those in our industry, have long used stock options as a means of attracting, motivating and retaining their employees, while aligning those individuals’ interests with those of the shareholders. Stock options are an important component of our approach to retaining and motivating employees. We believe it will be more difficult for us to retain our key non-executive employees with such a substantial portion of their outstanding options underwater. If we cannot retain these individuals, our ability to compete with other companies in our industry could be jeopardized, which could adversely affect our business, operating results and future stock price. We believe that granting new options in a value neutral exchange for eligible options will aid in both motivating and retaining the eligible employees participating in the offer because the potential for appreciation in the new options will align with our stock price appreciation and new vesting periods will exceed the remaining vesting periods of the tendered eligible options.

•

Overhang Reduction. Underwater options cannot be removed from our equity award overhang until they are exercised, or are cancelled due to expiration or the employee’s termination. The offer is designed to reduce our overhang by eliminating eligible options that are currently outstanding, which we believe have little or no incentive value. Under the offer, participating eligible employees will receive new options covering a smaller number of shares than the number of shares covered by the tendered eligible options. In this way, the number of shares of stock subject to outstanding equity awards will be reduced, thereby reducing our equity overhang. The extent of the reduction in our overhang will depend upon how many eligible employees participate in the offer and the number of eligible options tendered.

•

Alignment of Compensation Costs with Retention and Motivational Value of Stock Options. Our underwater option grants all have exercise prices that are equal to the fair market value of our common stock at the time of grant. Under applicable accounting rules, we are required to continue to recognize compensation expense related to these grants while they remain outstanding, even if they are never exercised because they remain underwater and do not fully provide the intended incentive and retention benefits. We believe it is an inefficient use of corporate resources to recognize compensation expense on awards that are not valued by employees. By replacing eligible options that have little or no retention or incentive value with new options that will provide both retention and incentive value while incurring only minimal incremental compensation expense, we will more efficiently use our resources.

          This option exchange program, which is permitted under the 2007 Plan and the 1992 Plan pursuant to approval by our shareholders at our Annual Meeting held on May 21, 2013, will allow eligible employees to exchange their outstanding options issued under the 2007 Plan and the 1992 Plan with exercise prices equal to or greater than $13.50 per share for a lesser number of new options to be granted under the 2007 Plan. The new options will have an exercise price equal to “fair market value” (that is, the closing price of our common stock as reported by NASDAQ) on the exchange date, currently expected to be September 4, 2013.

          This offer is an opportunity to exchange options on the terms described below. These terms may not be suitable for, or desirable to, every eligible employee, and you must make your own decision about whether to participate in this offer. You should consider your personal situation, evaluate carefully all of the information in this offer, and consult your own investment and tax advisors. We are not making any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation.

          If you choose not to participate or your options are not accepted for exchange, your existing options will remain outstanding until they expire, retaining their original terms and conditions as set forth in the relevant agreement related to such stock option grant, including, but not limited to, their current vesting schedule and term. The current exercise price also will remain the same.

2.	Eligible employees; eligible options

          If you are an employee (including an employee on an approved leave of absence) of Rimage or any of its subsidiaries, other than an employee who is an executive officer of Rimage, you are an “eligible employee” who may participate in this offer. Former employees, retirees, directors and consultants or independent contractors are not eligible to participate in the offer. If you choose to participate in this offer and exchange some or all of your eligible options, you also must remain an employee (or be an employee on an approved leave of absence) of Rimage or its subsidiaries through the grant date of the new options in order to receive your new options.

          If you do not remain an employee for any reason, including layoff, termination, voluntary resignation, death or disability, through the grant date of the new options, you cannot participate in the offer. If you are no longer an employee on the grant date for the new options, even if you elected to participate and validly tendered and not withdrawn your eligible options, your tender will automatically be deemed withdrawn and you will not be eligible to participate in the offer.

          Participation in the option exchange is voluntary.

          Eligible employees may exchange those options that are eligible for exchange. The “eligible options” include outstanding and unexercised options (whether or not vested) with an exercise price greater than or equal to $13.50 per share under the 2007 Plan or the 1992 Plan that are held by eligible employees, which were granted prior to September 4, 2012 and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date. In order to be eligible, options must be outstanding as of the expiration date of the offer. For example, if a particular option grant expires after commencement, but before as the expiration date of the offer, that particular option grant is not eligible for exchange. If we extend the offer period such that the expiration date is a later date and you hold options that expire before the rescheduled expiration date, that particular option grant is not eligible for exchange.

          To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, the Election Form provided to you includes a list that identifies your outstanding options, indicates which of these outstanding options are eligible options and also indicates how many new options you will receive if you elect to exchange your eligible options. If your Election Form does not include a list of your outstanding options or you are concerned that the list is inaccurate in any way, please email us at optionexchange@rimage.com.

          Based upon the expected expiration date of the offer, which we expect to be September 3, 2013, we expect the grant date and exchange date to be September 4, 2013. The grant date will be correspondingly later if we extend the offering period. If you choose not to participate in this offer, or if you are no longer an eligible employee on the grant date, you will keep your eligible options and they will vest and expire in accordance with their terms.

          Nothing in this offer should be construed by you as a contract or guarantee of employment, wages or compensation. The employment relationship between Rimage or its subsidiary and each employee remains “at will.” The grant of an option under this offer does not in any way obligate Rimage to grant additional options or offer further opportunities to participate in any offer to exchange at any future time.

          You may decide which of your eligible options you wish to exchange, provided you exchange all of the options subject to the same option grant. We are not accepting partial exchanges of options, except for options that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage). Any portion of an eligible option beneficially owned by a person who is not an eligible employee may not be exchanged in this offer, even if legal title to that portion of the option is held by you and you are an eligible employee. Thus, if you have eligible options subject to a domestic relations order and the other person who beneficially owns a portion of that option is not an eligible employee, you may tender for exchange only the portion beneficially owned by you.

          For example and except as otherwise described below, if you hold (1) an eligible option grant to purchase 1,000 shares, (2) an eligible option grant to purchase 2,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you may choose to exchange all three option grants, or only two of the three option grants, or only one of the three grants, or none at all. For each grant you elect to exchange, you must exchange all shares in the grant. If you elect to exchange options covered by a grant which is partially exercised, you must exchange all remaining unexercised options in the grant.

          As discussed above, the portion of any option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not an eligible employee may not be exchanged in this offer, even if title to that portion of the option is held by an eligible employee. However, the entire remaining portion beneficially owned by the eligible employee may be tendered in the offer. For example, if the option to purchase 3,000 shares in the example above is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to participate in the offer and exchange the portion of the option that you beneficially own covering the outstanding 1,500 shares.

3.	Number of new options

          The new options that will be issued in the exchange are expected to have a lower exercise price than the eligible options they replace. As a result, eligible employees will receive a smaller number of new options than the number of eligible options being exchanged. If you participate in the offer, the number of new options that you will receive in exchange for your eligible options will depend upon the original exercise price of your exchanged options and will be based on the exchange ratios set forth below.

          Because the offer is intended to be approximately “value-for-value” at the time that we set the exchange ratios, the exchange ratios for eligible options are based on their exercise prices and maturities, such that the value of new options you will receive approximates the value of eligible options that you exchange for them. The value of both eligible options and new options is calculated at the time we set the exchange ratios using the Black-Scholes option pricing model, a widely accepted option valuation model. Because we do not grant options to purchase fractional shares, the number of shares underlying a new option will be rounded down after application of the exchange ratios.

          Because options with different exercise prices and expiration dates have different Black-Scholes values, different grants will have different exchange ratios. The exchange ratios below show you the ratio of eligible options to new options. The exercise price of each eligible option is the exercise price set forth in the option agreement for such option.

Per Share Exercise Price of Eligible Option	Exchange Ratio
$13.50 to $14.99	3.40 to 1
$15.00 to $17.99	5.00 to 1
$18.00 to $19.99	15.40 to 1
$20.00 and greater	29.20 to 1

          In addition, the exchange ratio applicable to each of your eligible options and the corresponding number of new options that may be granted in exchange for each of your eligible options is set forth on your personalized Election Form.

          The exchange ratios above apply to each option grant separately. This means that if you have received more than one option grant you may have different exchange ratios for each grant, depending upon the exercise price set forth in the stock option agreement for each of the options.

          Example 1: If you exchange 1,500 options with an exercise price per share of $14.68, you will receive 441 new options (1,500 divided by 3.40, rounded down to the nearest whole share).

          Example 2: If you exchange 4,000 options with an exercise price per share of $17.75, you will receive 800 new options (4,000 divided by 5.00, with no rounding needed).

          Example 3: If you exchange 3,200 options with an exercise price per share of $27.03, you will receive 109 new options (3,200 divided by 29.20, rounded down to the nearest whole share).

          If there is significant movement in the price of Rimage’s common stock or other Black-Scholes input variables after the offer commences, we may need to adjust the exchange ratios toward the end of the offer period to avoid generating significant incremental accounting expense in connection with the grant of new options. If we adjust the exchange ratios, we will give you notice of the adjustment not less than two business days prior to the expiration of the offer and, if necessary, we will extend the expiration date of the offer so that you will have at least 10 business days to consider the revised exchange ratios before the offer expires.

4.	Expiration date

          The expiration date for this offer will be 1:00 p.m., Central Daylight Time, on September 3, 2013, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 16 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the offer.

5.	Procedures for electing to exchange options

          Proper election to exchange options

          If you choose to participate in the offer, you must deliver to Rimage a properly completed Election Form before 1:00 p.m., Central Daylight Time, on September 3, 2013 by completing an Election Form and delivering it to us via e-mail to optionexchange@rimage.com (attaching a PDF or similar imaged document file of your Election Form). If, after completing and delivering an Election Form, you wish to make changes to your election, you can submit a new Election Form. If, after completing and delivering an Election Form, you wish to withdraw your Election Form completely, you can submit a Withdrawal Form. All Election Forms and Withdrawal Forms must be completed and delivered before 1:00 p.m., Central Daylight Time, on September 3, 2013. In order to document delivery of Election Forms and Withdrawal Forms as well as the delivery-time, only e-mail deliveries will be accepted. We will not accept delivery of Election Forms or Withdrawal Forms by any other means, including by fax, by hand, by interoffice or U.S. mail (or other post) or by Federal Express (or similar delivery service).

          Only Election Forms and Withdrawal Forms that are complete and received by the deadline will be accepted. Election Forms and Withdrawal Forms that are received after the deadline will not be accepted. The delivery of Election Forms and Withdrawal Forms is at your risk. It is your responsibility to confirm that we have received and processed your Election Form or Withdrawal Form.

          We strongly recommend that you consult your own tax advisor with respect to the federal, state, and local tax consequences, as well as the tax consequences of non-U.S. jurisdictions, of participating in the offer. You should direct all questions about this offer and requests for additional copies of this Offer to Exchange and the other option exchange documents to optionexchange@rimage.com.

          If you participate in this offer, you can decide which of your eligible option grants you wish to exchange. The Election Form provided to you includes a list that identifies your outstanding options, indicates which of these outstanding options are eligible options and also indicates how many new options you will receive if you elect to exchange your eligible options. If your Election Form does not include a list of your eligible options or you are concerned that the list is inaccurate in any way, please email us at optionexchange@rimage.com.

          Your election to participate becomes irrevocable after 1:00 p.m., Central Daylight Time, on September 3, 2013 unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 12:59 p.m., Central Daylight Time, on September 3, 2013 you may withdraw your options at any time thereafter. You may change your mind after you have submitted an Election Form and withdraw from the offer at any time before the expiration date, as described in Section 6. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Form we receive before the expiration date.

          This is a one-time offer, and we will strictly enforce the offer period and expiration date and time. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered eligible options on the first business day after the expiration of this offer.

          The proper submission of your elections, changes of elections and withdrawals is your responsibility. Only responses that are complete and actually received by us before the offer expires will be eligible to be accepted. If your election is not received by us before the offer expires you will be deemed to have rejected the offer. There will be no exceptions or appeal process. We are under no obligation to contact you to confirm your election not to participate.

          Our receipt of your Election Form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the exchange date, which will be one business day after the expiration date. Based upon the expected expiration date of the offer, which we expect to be September 3, 2013, we expect the exchange date to be September 4, 2013.

          Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects

          We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Any such determination will be final and binding on all persons. We reserve the right to reject any Election Form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offer period, subject only to an extension that we may grant in our discretion.

          Our acceptance constitutes an agreement

          Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Rimage and you upon the terms and subject to the conditions of this offer.

6.	Withdrawal rights and change of election

          You may withdraw any or all of the options that you previously elected to exchange only in accordance with the provisions of this section.

          At any time before the expiration date, which is expected to be 1:00 p.m., Central Daylight Time, on September 3, 2013, you may withdraw any or all of the options that you previously elected to exchange, provided that if you want to withdraw any options, you must withdraw all options subject to the same option grant.

          If we extend the offer, you may withdraw your options at any time until the extended expiration date.

          In addition, although we intend to accept all validly tendered eligible options promptly after the expiration of this offer, if we have not accepted your options by 12:59 p.m., Central Daylight Time, on September 3, 2013, you may withdraw your options at any time thereafter.

          To validly withdraw some or all of the options that you previously elected to exchange, you must complete properly a valid new Election Form or Withdrawal Form for some or all of the options you wish to withdraw from the Offer and deliver it to us via e-mail to optionexchange@rimage.com (attaching a PDF or similar imaged document file of your Election Form) before 1:00 p.m., Central Daylight Time, on September 3, 2013. In order to document delivery of Withdrawal Forms as well as the delivery-time, only e-mail deliveries will be accepted. We will not accept delivery of Election Forms or Withdrawal Forms by any other means, including by fax, by hand, by interoffice or U.S. mail (or other post) or by Federal Express (or similar delivery service).

          The delivery of a new Election Form or Withdrawal Form or other documents is at your risk. It is your responsibility to confirm that we have received and processed your new Election Form or Withdrawal Form. Only Election Forms and Withdrawal Forms that are properly completed and received by the deadline will be accepted.

          You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Form we receive before the expiration date. Any options that you do not withdraw will be bound pursuant to your prior Election Form.

          If you withdraw some or all of your eligible options, you may again elect to exchange the withdrawn options at any time before the expiration date. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible options before the expiration date. To re-elect to exchange some or all of your eligible options, you must submit a new Election Form before the expiration date by following the procedures described in Section 5. This new Election Form must be properly completed, including listing all eligible options you wish to exchange, and submitted prior to the expiration date. Any prior Election Form(s) will be disregarded.

          Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Withdrawal Form or any new Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Withdrawal Forms and new Election Forms. Any determination we make concerning these matters may be challenged by a holder of options in accordance with applicable law, and any final determination may only be made by a court of competent jurisdiction.

7.	Acceptance of options for exchange and grant of new options

          Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the exchange date, which will be the first business day after this offer expires. Based upon the expected expiration date of the offer, which we expect to be September 3, 2013, we expect the exchange date to be September 4, 2013.

          Subject to our rights to terminate the offer, discussed in Section 16 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. We will give written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication.

          We will grant the new options on the exchange date. We expect the grant date to be September 4, 2013. All new options will be granted under the 2007 Plan, and will be subject to an Option Agreement between you and Rimage. The number of new options you will receive will be determined in accordance with the exercise price of the eligible options you properly tendered that were accepted by us as described in Section 3 of this Offer to Exchange. Promptly after the grant date, we will send you the Option Agreement for your new options. You will have to sign and return the Option Agreement to us as instructed before you may exercise the new options.

          Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price, term and vesting schedule.

8.	Conditions of the offer

          Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us:

•

There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 1 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

	•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

	•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States or elsewhere,

•

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ Index or the Standard & Poor’s 500 Index during any period after the close of business on August 6, 2013,

•

the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States or elsewhere, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

	•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•

A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:

	•	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has purchased all or substantially all of our assets,

•

any person, entity or group acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

	•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•

any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

•

There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 13 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	Any significant increase or decrease in the market price of our common stock; or

•

Any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, the NASDAQ Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to us that might prohibit or delay the offer.

If any of the above events occur, we may:

•	Terminate the offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	Amend the terms of the offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

          The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 8 will be final and binding upon all persons.

          The offer is not conditioned upon a minimum aggregate number of options being elected for exchange.

9.	Price range of shares underlying the options

          The Rimage common stock that underlies your options is traded on the NASDAQ Global Select Market under the symbol “RIMG.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by NASDAQ for the periods indicated.

Fiscal Year ended December 31, 2011	High	Low
First Quarter	$16.18	$14.10
Second Quarter	16.44	13.17
Third Quarter	15.73	12.52
Fourth Quarter	13.20	10.30

Fiscal Year ended December 31, 2012	High	Low
First Quarter	$13.30	$9.97
Second Quarter	10.20	7.43
Third Quarter	8.24	6.52
Fourth Quarter	7.03	5.59

Fiscal Year ending December 31, 2013	High	Low
First Quarter	$9.16	$6.57
Second Quarter	9.23	7.20
Third Quarter (through August 1, 2013)	9.23	8.05

          We had 8,674,209 shares of common stock, $0.01 par value, outstanding as of August 1, 2013.

          On August 1, 2013, the last reported sale price of our common stock on the NASDAQ Global Select Market was $9.15 per share.

          The current market price of our common stock, however, is not necessarily indicative of future stock prices and we cannot predict what the closing price of our common stock will be on the exchange date. You should evaluate current market prices for our common stock, among other factors, before deciding whether or not to accept this offer.

10.	Source and amount of consideration; terms of new options

          Consideration

          We will issue new options in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. New options are awards issued under the 2007 Plan pursuant to which you may purchase shares of our common stock at the specified exercise price, provided the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options based on the exercise price of your exchanged options and the applicable exchange ratio as described in Section 3 of this Offer to Exchange.

          If we receive and accept tenders from eligible employees of all options eligible to be tendered (a total of options to purchase 422,377 shares) subject to the terms and conditions of this offer, we estimate that we will grant new options to purchase a total of approximately 78,316 shares of our common stock, or approximately 0.90% of the total shares of our common stock outstanding as of August 1, 2013.

          General terms of new options

          All new options will be non-statutory stock options granted under the 2007 Plan and subject to the terms of the 2007 Plan and the Option Agreement between you and Rimage covering the new options. The current form of the Option Agreement under the 2007 Plan is listed as an exhibit to the Schedule TO with which this Offer to Exchange has been filed.

          Some of the terms and conditions of the new options will vary from the terms and conditions of the options that you tender for exchange. You should note that there is a vesting schedule for new options that applies even if your exchanged options were fully vested. In addition, your new options will be non-statutory options, even if the eligible options you tender in the offer are incentive stock options, or ISOs. You should refer to Section 15 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options.

          The following description summarizes the material terms of the 2007 Plan. Our statements in this Offer to Exchange concerning the 2007 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2007 Plan and the form of Option Agreement under the 2007 Plan, which are listed as exhibits (or incorporated by reference to prior filings with the SEC) to the Schedule TO of which this Offer to Exchange is a part. Please contact us at optionexchange@rimage.com to receive a copy of the 2007 Plan and the form of Option Agreement thereunder. We will promptly furnish to you copies of these documents upon request at our expense.

          Second Amended and Restated 2007 Stock Incentive Plan

          General. The purpose of the 2007 Plan is to attract and retain talented and experienced people, closely link employee compensation with performance realized by shareholders, and reward long-term results with long-term compensation. The 2007 Plan will permit us to grant stock incentive awards to current and new employees, including officers, service providers and members of the Rimage board of directors.

          The Plan permits awards of incentive and non-qualified stock options with an exercise period no longer than ten years, restricted stock and restricted stock units, stock appreciation rights with a term no longer than ten years, performance stock and performance units, other awards in stock or cash, and restricted stock units, restricted stock awards or non-qualified stock options, or any combination of these three awards, on the annual election or re-election of non-employee directors.

          To date, we have granted only non-statutory stock options, restricted stock and restricted stock units under the 2007 Plan. As of August 1, 2013, 102 non-executive employees, 2 executive officers and 7 non-employee directors were eligible to participate in the 2007 Plan. As of August 1, 2013, 2,232,083 shares of common stock have been issued pursuant to awards under the 2007 Plan, and 1,730,320 shares are reserved for issuance, of which 1,371,945 are subject to outstanding options and restricted stock units and 177,205 shares remain available for future awards. Effective with the approval of the 2007 Plan by our shareholders in May 2007, the 1992 Plan was amended to eliminate our authority to grant any new awards or options under the 1992 Plan, including awards or options that become available for issuance as a result of cancellation or forfeiture of previously granted awards or options. As of August 1, 2013, 4,188,060 shares of common stock have been issued pursuant to awards under the 1992 Plan and 244,162 shares are subject to outstanding options.

          Administration. Awards are made by the Compensation Committee, which has been designated by our Board of Directors to administer the 2007 Plan. To the extent required by law or desired for tax purposes, awards to executive officers and non-employee directors will be made only by persons who qualify as “outside directors” under securities and tax laws. The Compensation Committee may delegate to an executive officer all or part of its responsibilities to make awards, other than the authority to make awards to other executive officers and non-employee directors. The Committee has authorized our Chief Executive Officer to make a limited number of awards to non-executive employees within parameters approved by the Committee.

          Subject to the limits of the 2007 Plan, the Compensation Committee has the discretionary authority to determine the size of the award, the type of award, and if the award will be tied to meeting performance-based requirements or will vest over time. The exercise price of any stock option granted under the 2007 Plan may not be less than the fair market value of the common stock on the date of grant and the term of any such option cannot be greater than 10 years.

          For directors who are not employees, the 2007 Plan provides for a grant of a discretionary number of restricted stock units, shares of restricted stock or non-qualified stock options or a combination of any of these three on each director’s election and re-election at the annual shareholder meeting. The stock incentive awards granted to the non-employee directors on each director’s election and re-election at the annual shareholder meeting may not exceed 25,000 shares. For each following year, the Board will determine the type(s) of award and the number of shares underlying each award to be granted to non-employee directors upon election or re-election at an annual meeting of shareholders. The Compensation Committee will determine term, vesting and other provisions relating to the restricted stock units, shares of restricted stock or non-qualified stock options.

          Tax Withholding. We reserve the right to deduct or withhold, or require an option holder to remit to us, an amount in shares or cash sufficient satisfy any withholding and other tax obligations.

          Amendment of an Award. The Compensation Committee has the right to modify, amend or cancel any stock incentive after it has been granted if (a) the modification, amendment or cancellation does not diminish the rights or benefits of the participant under the stock incentive (provided, however, that a modification, amendment or cancellation that results solely in a change in the tax consequences with respect to a stock incentive shall not be deemed as a diminishment of rights or benefits of such stock incentive), (b) the participant consents in writing to such modification, amendment or cancellation, (c) there is a dissolution or liquidation of the Company, (d) the 2007 Plan and/or the stock incentive agreement expressly provides for such modification, amendment or cancellation, or

(e) we would otherwise have the right to make such modification, amendment or cancellation in connection with a change in control or applicable law. Notwithstanding the foregoing, the Compensation Committee may reform any provision in a stock incentive intended to be exempt from Code Section 409A to maintain to maximum extent practicable the original intent of the applicable provision without violating the provisions of Code Section 409A.

          Transferability. Stock options, restricted stock, restricted stock units, performance stock, and performance units, as well as other awards under the Amended 2007 Plan that are vested at the time of the death of the participant, are transferable only by the participant’s last will and testament or applicable state laws on descent and distribution. Restricted stock, restricted stock units, performance stock and performance units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the applicable restrictions lapse or the performance targets have been achieved.

          Change-in-Control. Stock options become fully exercisable, and restricted stock and restricted stock units automatically become fully vested, upon the occurrence of a change in control as defined in the 2007 Plan, except that awards based on performance criteria where the performance period has not yet concluded at the time of a change in control will not automatically accelerate. The Compensation Committee may require options or stock appreciation rights be exercised prior to the change in control, may pay cash or other securities to cancel awards in connection with the change in control, or may provide for the successor to substitute its stock for outstanding awards.

          Termination of Employment. Subject to certain exceptions requiring earlier termination, stock options will expire and cannot be exercised 90 days after the termination of a participant’s employment, including upon death, disability or retirement. Prior to that time, only options that have become exercisable under their terms, based on either service based or performance based vesting, may be exercised. The Compensation Committee may at any time after an award vest part or all of the unvested options as it deems appropriate. Restricted stock and restricted stock units will be forfeited if not vested when the participant terminates employment, including upon death, disability or retirement. The Compensation Committee may also accelerate vesting at any time after the restricted stock incentive is awarded. For options and restricted stock, restricted stock units, performance stock and performance units, the Compensation Committee may elect not to accelerate options that would otherwise vest only upon achievement of performance criteria if those targets have not been achieved, or the performance period has not expired..

          Vesting. The vesting applicable to a stock option granted under the 2007 Plan generally is determined by the Compensation Committee in accordance with the terms of the 2007 Plan. The new options granted under this offer will not vest at all until the first anniversary of the date of grant. At that time, each new option granted will then vest as to that portion of the underlying shares that would be vested under the original vesting schedule of the eligible options that had been exchanged and the shares that remain unvested will continue to vest in accordance with the original vesting schedule the eligible options that had been exchanged.

          By way of example, if an eligible option is subject to vesting in equal installments on the first four anniversaries of its grant date of October 11, 2010, then it would be 50% vested as of the exchange date of September 4, 2013. If that eligible option is exchanged for a new option on the exchange date, then the new option will vest as follows: on September 4, 2014, the first anniversary of the grant date of the new option, it will vest as to 75% of the underlying shares (50% that was already vested plus an additional 25% that would have vested on October 11, 2013 under the terms of the original option), and the remaining 25% will vest on October 11, 2014.

          If your service with us terminates (for any reason or no reason) before all or some of your new options vest, your unvested new options will expire and may not be exercised. New options that do not vest will be forfeited to Rimage.

          Expiration. The new options will expire on the later of (i) the expiration date of the eligible options for which they were exchanged or (ii) the third anniversary of the exchange date, which we expect to be September 4, 2016, subject to earlier expiration upon termination of your services with Rimage.

          Exercise Price. The exercise price of new options will be the closing price per share of the Company’s common stock on the exchange date, as reported by NASDAQ. The exchange date will be one business day following the expiration date of the offer and we expect the exchange date to be September 4, 2013. If the expiration date is extended, the exchange date will be similarly extended.

          Registration and sale of shares underlying stock options. All of Rimage’s shares of common stock issuable upon the exercise of eligible options have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. Unless you are an affiliate of Rimage for purposes of the Securities Act, you will be able to sell the shares purchased pursuant to the exercise of your new options free of any transfer restrictions under applicable U.S. securities laws, subject to the continued effectiveness of the Form S-8 Registration Statement.

          U.S. federal income tax consequences. You should refer to Section 15 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and exchanged options, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating in the offer.

11.	Information concerning Rimage

          Rimage Corporation helps businesses deliver digital content directly and securely to their customers, employees and partners. Rimage’s Qumu business provides enterprise content distribution software to the rapidly growing enterprise video communications market and is an innovator in the secure mobile delivery of rich content. Rimage’s disc publishing business supplies customers in North America, Europe and Asia with industry-leading solutions that label, archive, distribute and protect content on CDs, DVDs and Blu-ray Discs.

          Founded in 1978 and incorporated as IXI, Inc. in Minnesota in February 1987, Rimage has focused on digital content distribution since its inception. Since 1995, Rimage focused its business on development and sale of its CD recordable (“CD-R”) publishing systems, and since 2000, its DVD recordable (“DVD-R”) publishing systems. Blu-ray capabilities were integrated into key products in late 2006 to address the needs of customers desiring the substantial increase in storage capacity provided by this technology. The disc publishing business is mature and has been declining in revenue since 2007 due to technology substitutions. Changes in the information technology landscape have resulted in an evolution of customer needs from physical distribution of content on CDs, DVDs and Blu-ray Discs to online distribution. In addition, enterprises are increasingly having to address the challenge of video and rich content distribution overwhelming their data networks. In response to these changes, in October 2011, the Company acquired Qumu, a leader in the fast-growing enterprise video communications market.

          Rimage’s comprehensive strategy is focused on helping businesses securely deliver video and other rich digital content to increase engagement and collaboration with their customers and other stakeholders.

          On June 17, 2013, we announced that we will change our corporate name to Qumu Corporation, with the change expected to take effect in the third quarter of 2013.

          Our principal executive offices are located at 7725 Washington Avenue South, Minneapolis, Minnesota, 55439, and our telephone number is (952) 683-7900.

          Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Rimage;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

Any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the NASDAQ Global Select Market;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12 of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an additional material amount of our securities or the disposition of a material amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

          For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your eligible options. These reports may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this Offer to Exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you.

          The following table contains our summary consolidated financial information for the two years ended December 31, 2011 and 2012 and the three months ended March 31, 2012 and March 31, 2013. We have prepared this information from audited financial statements for the years ended December 31, 2011 and December 31, 2012 and from unaudited financial statements for the three months ended March 31, 2012 and March 31, 2013.

          In our opinion, the information for the three months ended March 31, 2012 and March 31, 2013 reflects all adjustments, consisting only of normal recurring adjustments, necessary to fairly present our results of operations and financial condition. Results from interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary. You should read it in conjunction with our historical financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report and Quarterly Report referred to above.

Summary Consolidated Statement of Income (Loss) and Balance Sheets
(amounts in thousands, except share and per share data)

Consolidated Statement of Income (Loss) Data:

	Year Ended December 31,		Quarter Ended March 31,
	2011	2012	2012	2013
			(Unaudited)

Revenues	$83,634	$79,443	$19,461	$19,496
Cost of revenues	41,613	40,782	9,888	10,262
Gross profit	42,021	38,661	9,573	9,234
Operating expenses	37,573	78,405	12,548	13,230
Operating income (loss)	4,448	(39,744)	(2,975)	(3,996)
Other income (expense), net	221	(44)	(68)	(97)
Income tax expense (benefit)	1,997	8,809	(1,274)	(54)
Net income (loss)	2,672	(48,597)	(1,769)	(4,039)
Loss attributable to noncontrolling interest	163	259	64	62
Net income (loss) attributable to Rimage	2,835	(48,338)	(1,705)	(3,977)
Basic net income (loss) per share	0.29	(4.85)	(0.17)	(0.46)
Diluted net income (loss) per share	0.29	(4.85)	(0.17)	(0.46)
Weighted average shares outstanding:
Basic	9,674	9,971	10,217	8,679
Diluted	9,699	9,971	10,217	8,679

Consolidated Balance Sheet Data:

	Balances at December 31,		Balances at March 31,
	2011	2012	2013
			(Unaudited)

Cash and cash equivalents	$70,161	$28,644	$37,364
Marketable securities	—	21,496	10,997
Receivables, net	15,496	13,055	12,659
Inventories	6,198	6,036	6,080
Current assets	98,437	75,950	73,702
Property and equipment, net	6,177	5,966	5,8016
Total assets	157,660	95,563	92,643
Current liabilities	20,156	19,807	21,377
Long-term liabilities	5,204	5,129	4,395
Stockholders’ equity	132,300	70,627	66,871

          We had a book value per share of $7.27 as of our most recent balance sheet dated March 31, 2013.

          On July 24, 2013, we announced selected unaudited results of operations for the quarter ended June 30, 2013. The following table contains selected unaudited consolidated financial information for the three months and six months ended June 30, 2012 and June 30, 2013. These unaudited results for the quarter ended June 30, 2013 are subject to our management and independent auditors’ customary review procedures. A copy of the press release we issued on July 24, 2013 and the transcript of our earnings conference call held on July 24, 2013 are attached as exhibits to a Current Report on Form 8-K dated July 24, 2013 and filed with the SEC on July 25, 2013. Again, these reports may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this Offer to Exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you.

          You should review this selected unaudited consolidated financial information in conjunction with the consolidated financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which is expected to be filed on or about August 9, 2013.

Selected Consolidated Financial Information
(amounts in thousands, except share and per share data)
(Unaudited)

Consolidated Statements of Operations Information:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenues	$21,248	$18,284	$40,744	$37,745
Cost of revenues	10,798	9,987	21,060	19,875
Gross profit	10,450	8,297	19,684	17,870
Operating expenses:
Research and development	3,225	2,894	6,582	5,999
Selling, general and administrative	8,927	8,866	18,643	18,062
Amortization of purchased intangibles	156	264	313	511
Total operating expenses	12,308	12,024	25,538	24,572
Operating loss	(1,858)	(3,727)	(5,854)	(6,702)
Other income (expense), net	(103)	4	(200)	(64)
Loss before income taxes	(1,961)	(3,723)	(6,054)	(6,766)
Income tax expense (benefit)	53	(902)	(1)	(2,176)
Net loss	(2,014)	(2,821)	(6,053)	(4,590)
Net loss attributable to noncontrolling interest	63	71	125	135
Net loss attributable to Rimage	$(1,951)	$(2,750)	$(5,928)	$(4,455)
Net loss per basic share	$(0.22)	$(0.27)	$(0.68)	$(0.44)
Net loss per diluted share	$(0.22)	$(0.27)	$(0.68)	$(0.44)
Basic weighted average shares outstanding	8,687	10,177	8,685	10,197
Diluted weighted average shares outstanding	8,687	10,177	8,685	10,197

Consolidated Balance Sheet Information:

	Balance as of
	June 30, 2013	December 31, 2012
Cash and marketable securities	$46,054	$50,140
Receivables	13,673	13,055
Inventories	5,167	6,036
Total current assets	71,456	75,950
Property and equipment, net	5,578	5,966
Total assets	89,628	95,563
Current liabilities	20,035	19,807
Long-term liabilities	4,310	5,129
Noncontrolling interest	(21)	103
Rimage stockholders’ equity	65,304	70,524

          We had a book value per share of $7.53 as of June 30, 2013.

12.	Interests of executive officers and directors; transactions and arrangements concerning the options

Directors and executive officers

          A list of our directors and executive officers is set forth below. No executive officer or director of Rimage is eligible to participate in the offer.

Name	Position and Offices Held
Sherman L. Black	Chief Executive Officer and Director
James R. Stewart	Chief Financial Officer
Lawrence M. Benveniste	Director
Thomas F. Madison	Director
Kimberly K. Nelson	Director
Robert F. Olson	Director
Justin A. Orlando	Director
Steven M. Quist	Director
James L. Reissner	Director

The address of each executive officer and director is:

Rimage Corporation
7725 Washington Avenue South
Minneapolis, Minnesota 55439

Agreements relating to our common stock – Qumu registration rights agreement

          On October 10, 2011, Rimage entered into a registration rights agreement with the recipients of its common stock in the merger involving Qumu, Inc. The registration rights agreement gives the holders the right to demand registration of their shares after one year and the right to require registration of their shares if the Company initiates certain registrations after one year. The registration rights are subject to certain conditions and limitations as set forth in the registration rights agreement. The registration rights agreement terminates on October 10, 2016 and a addition, a holder’s demand and piggyback registration rights will expire if all registrable securities held by such holder (and its affiliates) may be sold under Rule 144 during any ninety day period.

Agreements relating to our common stock – Dolphin agreement

          Under the terms of the agreement dated March 18, 2013 (the “Dolphin Agreement”) between us and Dolphin Limited Partnership III, L.P. (“Dolphin III”), Dolphin Associates III, LLC, and Dolphin Holdings Corp. III (collectively, “Dolphin”), we increased the size of our Board of Directors from seven to eight members and to elected Justin A. Orlando to our Board of Directors on March 18, 2013, as well as appointed him to the Compensation Committee and the Governance Committee of the Board. In accordance with the Dolphin Agreement, we have also nominated Mr. Orlando for election to the Board at the 2013 Annual Meeting of Shareholders and solicited proxies for the election of Mr. Orlando in the same manner as the other nominees standing for election to the Board.

          Until the date on which Dolphin has sold shares of our common stock such that it ceases to beneficially own in the aggregate at least 5.0% of the then outstanding common stock, Dolphin has the right to replace Mr. Orlando with a qualified director substitute, with the qualifications and appointment of such substitute director subject to the provisions of the Agreement. Pursuant to the Dolphin Agreement, we also appointed Daniel J. Englander as an observer to the Board of Directors, with the rights and limitations as described in the Dolphin Agreement, until the earlier of the date that is 10 days prior to the nomination deadline for our 2014 Annual Meeting of Shareholders (“2014 Annual Meeting”) or the date on which Dolphin sells common stock such that it ceases to beneficially own in the aggregate at least 5.0% of the then outstanding common stock. We have also agreed to use our reasonable best efforts to appoint a ninth director to the Board with relevant enterprise software industry experience.

          Pursuant to the Dolphin Agreement, Dolphin has irrevocably withdrawn the letter it submitted to us on December 10, 2012, in which Dolphin nominated director candidates to be elected to our Board of Directors at the Annual Meeting. Furthermore, Dolphin will not, nor will it encourage any other person to, nominate any person for election at the 2013 Annual Meeting or submit proposals for consideration at the 2013 Annual Meeting, nor will it engage in certain activities related to “withhold” or similar campaigns with respect to the 2013 Annual Meeting.

          The Dolphin Agreement further provides that Dolphin will vote all of the shares of our common stock that it beneficially owns in favor of the election of each nominee for election to the Board at the Annual Meeting and in accordance with the recommendations of our Board of Directors with respect to all other proposals presented to shareholders at the Annual Meeting.

          Dolphin is also subject to a standstill provision under the Dolphin Agreement. Such provisions generally remain in effect until 10 business days prior to the deadline for the submission of shareholder nominations for our 2014 Annual Meeting. Among other things, the standstill provision restricts Dolphin and certain of its affiliates and associates from (i) becoming the beneficial owner of more than 9.90% of our common stock, (ii) engaging in certain proxy solicitations, (iii) seeking additional representation on our Board of Directors or otherwise seeking to control or influence our management, Board or policies or encouraging any third party to do so, (iv) making certain shareholder proposals or public statements relating to certain transactions or activities, (v) soliciting consents from shareholders, or (vi) encouraging or influencing any person with respect to the voting or disposition of our securities at any annual or special meeting of shareholders.

Agreements relating to our common stock – Other

          Except as otherwise described in the Offer to Exchange or in our filings with the SEC, including the proxy statement for our 2013 Annual Meeting of Shareholders filed with the SEC on April 16, 2013, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Executive officer and director ownership of options

          The following table sets forth the beneficial ownership of the Company’s executive officers and directors with respect to options (none of which are eligible options) outstanding as of August 1, 2013. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 1,836,760 as of August 1, 2013.

Beneficial Owner	Number of Outstanding Options	Percent of Total Outstanding Options
Sherman L. Black	299,500	16.3%
James R. Stewart	83,000	4.5%
Lawrence M. Benveniste	57,000	3.1%
Thomas F. Madison	57,000	3.1%
Kimberly K. Nelson	—	—
Robert F. Olson	—	—

Beneficial Owner	Number of Outstanding Options	Percent of Total Outstanding Options
Justin A. Orlando	—	—
Steven M. Quist	57,000	3.1%
James L. Reissner	57,000	3.1%
All current executive officers and directors as a group (9 persons)	610,500	33.2%

          As previously stated, executive officer or director of Rimage are not eligible to participate in the offer and options held by any executive officer or director of Rimage are not eligible to be exchanged pursuant to the offer.

Transactions in the past 60 days

          To the best of our knowledge, none of our directors, executive officers or affiliates engaged in any transactions involving our common stock or stock options during the past 60 days before and including the date of commencement of this offer.

13.	Status of options acquired by us in the offer; accounting consequences of the offer

          Options that we acquire through the offer will be cancelled on the exchange date. Cancelled options granted under the 2007 Plan will be returned to the pool of shares available for grants of new awards under the 2007 Plan. Effective with the approval of the 2007 Plan by our shareholders in May 2007, the 1992 Plan was amended to eliminate our authority to grant any new awards or options under the 1992 Plan, including awards or options that become available for issuance as a result of cancellation or forfeiture of previously granted awards or options. Accordingly, the cancelled options granted under the 1992 Plan will not be available for re-issuance as future awards and will not be issued as new options.

          The offer will be accounted for under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). Any unrecognized compensation expense from the surrendered eligible options will be recognized over the vesting period of the new options.

          Under FASB ASC Topic 718, the option exchange will be structured not to generate any significant incremental share-based compensation expense. Additional incremental expense would only be generated if, and to the extent, the value of the new option is greater than the corresponding surrendered eligible option. Any incremental expense will also be recognized over the vesting period of the new options.

14.	Legal matters; regulatory approvals

          We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our grant of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we would use reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options is subject to the conditions described in Section 8 of this Offer to Exchange.

          If we are prohibited by applicable laws or regulations from granting new options on the exchange date, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the exchange date, then we will either grant the new options at some time in the future or not at all, in which case we will not accept your tendered options for exchange and you will not receive any other benefit for your tendered options.

15.	Material income tax consequences

          We recommend that you consult your own tax advisor with respect to the various tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation and you may be subject to federal, state and/or local taxation.

Material U.S. federal income tax consequences

          The following is a summary of the material U.S. federal income tax consequences of the exchange of options for new options pursuant to the offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, including foreign, state or local tax consequences, nor is it intended to be applicable in all respects to all categories of option holders.

          If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance, or other consequences that may apply to you.

          We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Exchanging eligible options for new options

          We believe that option holders who exchange outstanding options for new options will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange and we will treat the exchange as a non-taxable exchange. Our grant of a new option will have no tax consequences to us.

          Eligible employees have grants of non-statutory stock options or incentive stock options, or ISOs. If you participate in this offer, all of the eligible options that you tender for exchange, whether such options are non-statutory stock options or ISOs, will be replaced by new options that are non-statutory stock options. We have included the following summary as a reminder of the tax consequences generally applicable to non-statutory stock options under U.S. federal tax law.

Non-statutory stock options

          Under current law, an option holder generally will not realize taxable income upon the grant or vesting of a non-statutory stock option (provided that, as in this case, the exercise price of the option is not less than the fair market value of the stock on the date of grant). However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise generally will be ordinary income taxable to the option holder. If the option holder is an employee and subject to U.S. federal income taxes at the time of exercise of the new options, the ordinary income will be subject to applicable tax withholding and to payroll taxes (FICA and FUTA) and will be reported on Form W-2.

          We will withhold all required local, state, federal, foreign, income and other taxes and any other amount required to be withheld by any governmental authority or law with respect to income recognized with respect to the exercise of a nonstatutory stock option by a person who is or has been employed by us. We will require any such person to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

          The Company generally will be entitled to a tax deduction equal to the amount of ordinary income taxable to the option holder if we comply with applicable reporting requirements.

          The option holder will have a tax basis in the stock acquired through the exercise of an option equal to the exercise price paid plus the amount of income recognized on exercise. Upon disposition of the shares, any increase or decrease in the value of the stock since the date of exercise is treated as capital gain or loss and such gain or loss will be long-term or short-term depending upon how long the stock was held after the date of exercise.

          We strongly recommend that you consult your own tax advisor with respect to the foreign, federal, state, and local tax consequences of participating in the offer.

16.	Extension of offer; termination; amendment

As described in this Section 16, we may

•	extend the period of time during which the offer is open by changing the expiration date of the offer and delay the acceptance for exchange of any options,

•	terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 8 of this Offer to Exchange occurs, or

•	amend the offer in any respect.

          We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 8 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 8:00 a.m., Central Daylight Time, on the first business day after the previously scheduled expiration date. As a reminder, if a particular option expires after commencement, but before the exchange date (which is one business day following the expiration date of the offer), that particular option is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

          We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 8 of this Offer to Exchange occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged in connection with any extension by us of the period of time during which this offer is open is limited by Rule 13e-4(f)(5) under the Exchange Act which requires us to pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

          Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 8 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the exchange ratios applicable to this offer or by decreasing or increasing the number of options being sought in this offer.

          The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes.

          If we decide to take any of the following actions, we will notify you of such action in writing and the offer will remain open for at least ten (10) business days from the date of notice of such action:

•	increase or decrease the exchange ratios for eligible options;

•	change the number or type of options eligible to be exchanged in the offer; or

•

increase the number of options eligible for exchange in the offer by an amount that exceeds 2% of the number of shares of common stock issuable upon exercise of the options eligible for surrender under the offer immediately before the increase.

          If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) business days, or such longer period as may be required by the tender offer rules, remain after such change.

17.	Fees and expenses

          We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18.	Additional information

          This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.

          We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (or in some cases, furnished to) the SEC before making a decision on whether to elect to exchange your options:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2012 filed with the SEC on March 15, 2013;

•	Our Definitive Proxy Statement for our 2013 Annual Meeting of Shareholders filed with the SEC on April 16, 2013;

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2013 filed with the SEC on May 5, 2013;

•

Our Current Reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations) filed with the SEC on March 22, 2013, April 25, 2013, May 21, 2013, May 24, 2013, June 17, 2013 and July 25, 2013; and

•

All documents and reports subsequently filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any information Rimage furnishes, rather than files, with the SEC pursuant to certain items of Form 8-K) after the date hereof and prior to the earlier of the expiration date of the offer or the termination of the offer.

          These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

          Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting us at optionexchange@rimage.com. Questions regarding how to participate in this offer should be directed to us at optionexchange@rimage.com. You may also contact our Chief Financial Officer, James R. Stewart by e-mail or by dialing his extension.

          As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

          Information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

19.	Miscellaneous

          We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

          We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Rimage Corporation
August 6, 2013